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                                                                   Exhibit 23.02



                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-4, No. 333-37510) and related Proxy Statement/Prospectus of Sync Research, Inc. for the registration of 7,300,000 shares of its common stock to be filed with the Securities and Exchange Commission on or about August 1, 2000 and to the incorporation by reference therein of our report dated January 28, 2000, with respect to the consolidated financial statements and schedule of Sync Research, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.



                                           /s/ Ernst & Young LLP

Orange County, California
July 31, 2000